Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Uni-Pixel, Inc.

We consent to the incorporation by reference in the Registration Statement (Form S-8 Registration No. 333-           ) pertaining to the 2005 Stock Incentive Plan and the 2007 Stock Incentive Plan of Uni-Pixel, Inc. of our report dated February 13, 2007 with respect to the consolidated financial statements of Uni-Pixel, Inc. included in the Annual Report (Form 10-KSB) as of December 31, 2006 and 2005, and for each of the years ended December 31, 2006 and 2005; and the period from inception (February 17, 1998) through December 31, 2006.

PMB Helin Donovan, LLP

/s/ PMB Helin Donovan, LLP

October 2, 2007
Houston, Texas